Exhibit 10.7

ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT

This Addendum to Executive Employment Agreement (this “Addendum”) is made and entered into as of this 29th day of September 2014, by and between Aliante Gaming, LLC, a Nevada limited liability company, dba Aliante Casino + Hotel (the “Company”) and Robert Schaffhauser (“Executive”).

WHEREAS, the Company and Executive entered into an Executive Employment Agreement dated as of December 27, 2012 (the “Agreement”), which sets forth the specific terms of employment and compensation of Executive; and

WHEREAS, the parties desire to amend certain provisions of the Agreement through this Addendum.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                      Paragraph 2 of the Agreement is hereby amended to provide that the Term of the Agreement shall be extended through December 26, 2016. Upon the expiration of the foregoing Term, this Agreement shall automatically renew for successive one (1) year Terms, subject to the same terms and conditions of this Agreement, unless the Company shall have provided to Executive, or Executive shall have provided to the Company, at least ninety (90) days’ written notice of non-renewal, in which event this Agreement shall expire at the end of the then applicable Term.

2.                                      Paragraph 4 of the Agreement is hereby amended to provide that, effective December 27, 2014, the Base Salary shall be increased to Two Hundred Seventy-Five Thousand Dollars ($275,000.00), payable in such installments as the Company pays its similarly placed Executives, subject to usual and customary deductions for withholding taxes and similar charges, and customary contributions to health and benefit programs in which Executive is enrolled.

3.                                      Paragraph 6.2(b) of the Agreement is hereby amended to provide that the Salary Termination Payment shall be equal to Executive’s Base Salary for twelve (12) months, paid in equal installments over the a twelve (12)-month period, in accordance with the Company’s regular payroll practices; provided, however, the Salary Termination Payment shall be paid in a single lump sum payment in the event of Sale.

4.                                      Other than the amendments to the Agreement as specifically provided herein, all other terms and conditions of the Agreement shall remain in full force and effect. In the event any terms of the Agreement are inconsistent or contrary to this Addendum, the terms of this Addendum shall control. All capitalized terms used herein shall have the same meaning as set forth in the Agreement.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

EXECUTIVE		ALIANTE GAMING, LLC

		By:	ALST Casino Holdco, LLC,
By:	/s/ Robert Schaffhauser		its managing member
Robert Schaffhauser

		By:	/s/ Soohyung Kim
Soohyung Kim, CEO